Filed pursuant to Rule 433

Dated August 4, 2026

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
August 4, 2026 and the

Prospectus dated February 14, 2025
Registration No. 333-284980

AbbVie Inc.

Pricing Term Sheet

$500,000,000 Senior Floating Rate Notes due 2028 (the “Floating Rate Notes”)

$1,000,000,000 4.500% Senior Notes due 2028 (the “2028 Notes”)

$1,250,000,000 4.650% Senior Notes due 2030 (the “2030 Notes”)

$1,500,000,000 4.875% Senior Notes due 2031 (the “2031 Notes”)

$1,250,000,000 5.050% Senior Notes due 2033 (the “2033 Notes”)

$1,500,000,000 5.300% Senior Notes due 2036 (the “2036 Notes”)

$1,000,000,000 5.450% Senior Notes due 2038 (the “2038 Notes”)

$1,500,000,000 6.000% Senior Notes due 2056 (the “2056 Notes”)

$500,000,000 6.100% Senior Notes due 2066 (the “2066 Notes”)

The information in this pricing term sheet, dated August 4, 2026 (the “Pricing Term Sheet”) supplements the preliminary prospectus supplement, dated August 4, 2026 (the “Preliminary Prospectus Supplement”) of AbbVie Inc. and should be read together with the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supersedes the information contained in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Unless otherwise indicated, capitalized terms used but not defined herein have the meaning assigned to such terms in the Preliminary Prospectus Supplement.

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.
Trade Date:	August 4, 2026
Settlement Date*:	August 18, 2026 (T+10)
Issuer Ratings**:	A2 (Stable) by Moody’s Investors Service, Inc. / A- (Positive) by S&P Global Ratings, a division of S&P Global Inc.
Form of Offering:	SEC-registered (Registration No. 333-284980)
Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All Notes)

BofA Securities, Inc. (All Notes)

J.P. Morgan Securities LLC (All Notes)

SG Americas Securities, LLC (All Notes)

Barclays Capital Inc. (Floating Rate Notes and 2028 Notes)

BNP Paribas Securities Corp. (2030 Notes)

Citigroup Global Markets Inc. (2038 Notes and 2066 Notes)

Deutsche Bank Securities Inc. (2036 Notes)

HSBC Securities (USA) Inc. (2033 Notes)

Mizuho Securities USA LLC (2031 Notes)

Wells Fargo Securities, LLC (2056 Notes)

Co-Managers:

Barclays Capital Inc. (2030 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes)

BNP Paribas Securities Corp. (Floating Rate Notes, 2028 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes)

Citigroup Global Markets Inc. (Floating Rate Notes, 2028 Notes, 2030 Notes, 2031 Notes, 2033 Notes, 2036 Notes and 2056 Notes)

Deutsche Bank Securities Inc. (Floating Rate Notes, 2028 Notes, 2030 Notes, 2031 Notes, 2033 Notes, 2038 Notes, 2056 Notes and 2066 Notes)

HSBC Securities (USA) Inc. (Floating Rate Notes, 2028 Notes, 2030 Notes, 2031 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes)

Mizuho Securities USA LLC (Floating Rate Notes, 2028 Notes, 2030 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes)

Wells Fargo Securities, LLC (Floating Rate Notes, 2028 Notes, 2030 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes and 2066 Notes)

Lloyds Securities Inc. (All Notes)

MUFG Securities Americas Inc. (All Notes)

Santander US Capital Markets LLC (All Notes)

TD Securities (USA) LLC (All Notes)

U.S. Bancorp Investments, Inc. (All Notes)

Siebert Williams Shank & Co., LLC (All Notes)

Blaylock Van, LLC (All Notes)

CastleOak Securities, L.P. (All Notes)

Independence Point Securities LLC (All Notes)

Penserra Securities LLC (All Notes)

R. Seelaus & Co., LLC (All Notes)

Terms Applicable to the Mandatorily Redeemable Notes

Special Mandatory Redemption:	If the Issuer publicly announces that the Acquisition Agreement has been terminated prior to the consummation of the Specified Acquisition, or notifies the Trustee in writing that it will not pursue the consummation of the Specified Acquisition, the Issuer will be required to redeem all and not less than all of the Floating Rate Notes, 2028 Notes, 2030 Notes, 2031 Notes, 2033 Notes, 2036 Notes and 2038 Notes (collectively, the “Mandatorily Redeemable Notes”) then outstanding at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date. The 2056 Notes and the 2066 Notes (collectively, the “Long-Term Notes”) will not be subject to any Special Mandatory Redemption. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the Notes. See “Description of Notes—Special Mandatory Redemption” in the preliminary prospectus supplement.

Terms Applicable to Senior Floating Rate Notes due 2028

Aggregate Principal Amount:	$500,000,000
Final Maturity Date:	August 18, 2028
Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from August 18, 2026
Coupon:	Compounded SOFR + 42 bps, accruing from and including August 18, 2026
Interest Payment Dates:	February 18, May 18, August 18 and November 18, commencing November 18, 2026
Day Count Convention:	Actual / 360
Redemption:	Not redeemable prior to maturity, other than pursuant to a Special Mandatory Redemption
Make-Whole Call:	Not Applicable
Par Call:	Not Applicable
CUSIP / ISIN:	00287Y EL9 / US00287YEL92

Terms Applicable to 4.500% Senior Notes due 2028

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	August 18, 2028
Public Offering Price:	99.970%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.250% due July 31, 2028
Benchmark Treasury Price and Yield:	100-03 ¼ / 4.196%
Spread to Benchmark Treasury:	T+32 bps
Coupon:	4.500%
Interest Payment Dates:	February 18 and August 18, commencing February 18, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	4.516%
Make-Whole Call:	Make-whole call at T+ 5 bps
Par Call:	Not Applicable
CUSIP / ISIN:	00287Y EK1 / US00287YEK10

Terms Applicable to 4.650% Senior Notes due 2030

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	March 15, 2030
Public Offering Price:	99.862%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.125% due July 15, 2029
Benchmark Treasury Price and Yield:	99-21 ¾ / 4.241%
Spread to Benchmark Treasury:	T+45 bps
Coupon:	4.650%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	4.691%
Make-Whole Call:	Make-whole call at T+ 10 bps
Par Call:	On or after February 15, 2030
CUSIP / ISIN:	00287Y EM7 / US00287YEM75

Terms Applicable to 4.875% Senior Notes due 2031

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	September 15, 2031
Public Offering Price:	99.977%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.375% due July 31, 2031
Benchmark Treasury Price and Yield:	100-06+ / 4.329%
Spread to Benchmark Treasury:	T+55 bps
Coupon:	4.875%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	4.879%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after August 15, 2031
CUSIP / ISIN:	00287Y EN5 / US00287YEN58

Terms Applicable to 5.050% Senior Notes due 2033

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	September 15, 2033
Public Offering Price:	99.889%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.375% due July 31, 2033
Benchmark Treasury Price and Yield:	99-14+ / 4.468%
Spread to Benchmark Treasury:	T+60 bps
Coupon:	5.050%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	5.068%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after July 15, 2033
CUSIP / ISIN:	00287Y EP0 / US00287YEP07

Terms Applicable to 5.300% Senior Notes due 2036

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	September 15, 2036
Public Offering Price:	99.832%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	98-02+ / 4.621%
Spread to Benchmark Treasury:	T+70 bps
Coupon:	5.300%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	5.321%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after June 15, 2036
CUSIP / ISIN:	00287Y EQ8 / US00287YEQ89

Terms Applicable to 5.450% Senior Notes due 2038

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	September 15, 2038
Public Offering Price:	99.810%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	98-02+ / 4.621%
Spread to Benchmark Treasury:	T+85 bps
Coupon:	5.450%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	5.471%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after June 15, 2038
CUSIP / ISIN:	00287Y ER6 / US00287YER62

Terms Applicable to 6.000% Senior Notes due 2056

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	September 15, 2056
Public Offering Price:	99.441%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.750% due February 15, 2056
Benchmark Treasury Price and Yield:	93-12+ / 5.190%
Spread to Benchmark Treasury:	T+85 bps
Coupon:	6.000%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	6.040%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after March 15, 2056
CUSIP / ISIN:	00287Y ES4 / US00287YES46

Terms Applicable to 6.100% Senior Notes due 2066

Aggregate Principal Amount:	$500,000,000
Final Maturity Date:	September 15, 2066
Public Offering Price:	99.843%, plus accrued and unpaid interest, if any, from August 18, 2026
Benchmark Treasury:	4.750% due February 15, 2056
Benchmark Treasury Price and Yield:	93-12+ / 5.190%
Spread to Benchmark Treasury:	T+92 bps
Coupon:	6.100%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2027
Day Count Convention:	30 / 360
Yield to Maturity:	6.110%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after March 15, 2066
CUSIP / ISIN:	00287Y ET2 / US00287YET29

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Morgan Stanley & Co. LLC at 1-866-718-1649, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 and SG Americas Securities, LLC, at 1-855-881-2108.

*The Issuer expects to deliver the Notes against payment for the Notes on or about August 18, 2026, which will be the tenth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

**These Issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the Issuer ratings included herein should be evaluated independently of any other Issuer rating.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated August 4, 2026, to the Issuer’s prospectus, dated February 14, 2025.

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